Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES RESCHEDULES ITS ANNUAL STOCKHOLDER MEETING

TO APRIL 27, 2017 AND ANNOUNCES ABILITY OF PREFERRED STOCKHOLDERS TO ELECT TWO DIRECTORS

San Antonio, Texas (March 15, 2017) – EnerJex Resources, Inc., a Nevada corporation (NYSE MKT: ENRJ) (OTC PINK: ENRJP) (the “Company”) announced today that it has rescheduled its Annual Meeting of shareholders from March 30, 2017 to April 27, 2017 (the “Annual Meeting”). Additional details regarding the Annual Meeting will be provided in the definitive proxy statement that will be distributed to shareholders.

Right of Series A Preferred Stockholders to Nominate Two Directors

In addition, the Company announced that holders of its 10.00% Series A Cumulative Redeemable Perpetual Preferred Stock (the “Preferred Stock”) are entitled to elect two new members to the Company’s Board of Directors. The election, triggered by the Company’s non-payment of its dividend for 6 consecutive monthly periods, will occur, if possible, at the Company’s Annual Meeting.

Pursuant to the terms of the Preferred Stock, the number of director positions on the Company’s Board automatically increased by two, from 4 directors to 6 directors. The holders of the Preferred Stock, voting as a separate class, are entitled to elect two directors to fill these two vacancies at the Company’s next shareholders’ meeting and at each annual shareholders’ meeting thereafter until the dividends are paid in full.

The Company is seeking from the holders of Preferred Stock qualified nominees for the Board of Directors for inclusion in this meeting if possible or in the next special or annual meeting of the stockholders. Nominations must be in writing and must include all information required by Regulation 14A promulgated pursuant to the Securities Exchange Act of 1934, as amended. In addition, any nomination must include the nominee’s written consent to be named in the Company’s proxy statement as a nominee and his or her agreement to serve as a director if elected.

The Company’s corporate governance guidelines are described in corporate codes and committee charters located in the “About/Legal” tab on its website, along with its articles of incorporation and by-laws which can be located in the Company's SEC filings. In general, the Company is seeking directors that do not serve on more than six other public company boards, meet independence and diversity criteria, and have skills and experience that will complement the Company’s needs.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events.

For further information contact:

Louis G. Schott

EnerJex Resources, Inc.

Phone: (210) 451-5545

Web: www.enerjex.com